SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Harmony Gold Mining Company Limited

(Exact name of registrant as specified in its charter)

South Africa	N/A

(State or other jurisdiction of	I.R.S. Employer Identification No.)
incorporation or organization)

Suite No. 1
Private Bag X1
Melrose Arch, 2076
South Africa	N/A

(Address of principal executive offices)	(Zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [x]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [  ]

Securities Act registration statement file number to which this form relates:            N/A
                                                                                                                                         (if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
American Depositary Shares,	New York Stock Exchange, Inc.
evidenced by American
Depository Receipts and each
representing the right to
receive one Ordinary Share

Warrants, each to purchase one	New York Stock Exchange, Inc.
Ordinary Share

Ordinary Shares, Rand 50 cents	New York Stock Exchange, Inc. *
par value per share

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

*	Application to be made for listing, but not for trading, purposes.

Item 1. Description of Registrant’s Securities to be Registered.

     This registration statement relates to the registration of Ordinary Shares, American Depositary Shares (“ADSs”) and Warrants pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Ordinary Shares and the ADSs were previously registered pursuant to Section 12(g) of the Exchange Act by the registration statement on Form 20-F filed with the Commission on September 20, 1996 (File No. 0-28798). Such registration statement is hereby amended to reflect the listing of the ADSs and Ordinary Shares on the New York Stock Exchange, Inc. (the “Exchange”) and the de-listing of the ADSs and the Ordinary Shares from The Nasdaq Stock Market. The Warrants were previously registered pursuant to Section 12(g) of the Exchange Act by the registration statement on Form 8-A filed with the Commission on June 8, 2001 (File No. 0-28798). Such registration statement is hereby amended to reflect the listing of the Warrants on the Exchange and the de-listing of the Warrants from The Nasdaq Stock Market. The registrant expects trading of the ADSs and the Warrants to begin on the NYSE on November 27, 2002.

     The descriptions of the Ordinary Shares and Warrants to be registered are set forth in Item 10 – Additional Information of the registrant’s Annual Report on Form 20-F filed with the Commission on September 26, 2001 (File No. 0-28798) under the captions
“–Memorandum and Articles of Association –Share Capital –Description of Ordinary Shares” on pages 106 to 110, “–Description of Harmony Warrants” on pages 111 to 116 and “–Variation of Rights”, “–Changes in Capital or Objects and Powers of Harmony”,
“–Meetings of Shareholders”, “–Title to Shares”, “–Non-South African Shareholders”, “–Disclosure of Interest in Shares”, “–Changes in Control”, “–Register of Members”, “–Annual Report and Accounts”, “–Exchange Controls”, “–Certain South African Tax Considerations” and “–Certain United States Federal Income Tax Considerations” on pages 116 to 126. The description of the ADSs to be registered is set forth under the caption “Description of American Depositary Receipts” on pages 141 to 149 of Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form F-3 filed with the Commission on September 26, 2001 (File No. 333-13516) under the Securities Act of 1933, as amended. These descriptions are hereby incorporated by reference in answer to this Item.

Item 2. Exhibits.

The following exhibits are filed herewith or incorporated by reference:

1.	Registrant’s Annual Report on Form 20-F filed with the Commission on September 26, 2001 (File No. 0-28798) (incorporated by reference).

2.	Registrant’s Registration Statement on Form F-3 filed with the Commission on September 26, 2001 (File No. 333-13516) (incorporated by reference).

3.	Excerpts of relevant provisions of the South African Companies Act (incorporated by reference from Exhibit 2.3 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on September 20, 1996 (File No. 0-28798)).

4.	Excerpts of relevant provisions of the JSE Securities Exchange South Africa listing requirements (incorporated by reference from Exhibit 2.4 to the Registrant’s Registration Statement on Form 20-F filed with the Commission on September 20, 1996 (File No. 0-28798))

5.	Memorandum of Association of the Registrant, as amended (incorporated by reference from Exhibit 3.1 to Registrant’s Annual Report on Form 20-F filed with the Commission on September 26, 2001 (File No. 0-28798)).

6.	Articles of Association of the Registrant, as amended.

7.	Specimen of Ordinary Share Certificate.

8.	Deposit Agreement among the Registrant, The Bank of New York, as Depositary, and owners and holders of American Depositary Receipts, dated as of August 12, 1996, as amended and restated as of October 2, 1996, as further amended and restated as of September 15, 1998 (incorporated by reference from Exhibit A of the Registrant’s Registration Statement on Form F-6 filed with the Commission on May 17, 2001 (File No. 333-13528)).

9.	Form of ADR (incorporated by reference from Exhibit A of the Registrant’s Registration Statement on Form F-6 filed with the Commission on May 17, 2001 (File No. 333-13528)).

10.	Warrant Agency Agreement between the Registrant and The Bank of New York, as U.S. Warrant Agent, dated as of June 29, 2001 (incorporated by reference from Exhibit 2.6 to Registrant’s Registration Statement on Form F-3 filed with the Commission on September 26, 2001 (File No. 333-13516)).

11.	Forms of Warrants (incorporated by reference from Exhibit 2.5 to Registrant’s Annual Report on Form 20-F filed with the Commission on September 26, 2001 (File No. 0-28798)).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 18, 2002	HARMONY GOLD MINING COMPANY LIMITED (Registrant) By: /s/ Frank Abbott Frank Abbott Chief Financial Officer and Director